UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2014

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On September 9, 2014, Vishay Intertechnology, Inc. ("Vishay") announced that it has acquired 88.95% of the outstanding shares of Taiwan-based Capella Microsystems (Taiwan), Inc. (GreTai Securities Market: 3582) ("Capella"), a fabless IC design company specializing in optoelectronic products, pursuant to its previously announced tender offer.

A total of 38,703,705 shares of Capella or 88.95% of outstanding shares were tendered and accepted by Vishay.  The offer period expired on September 1, 2014.  Pursuant to the terms of the tender offer, on September 9, 2014, Vishay paid NT$139 for each share tendered.  The aggregate purchase price was NT$5.4 billion (approximately US$180 million).  Vishay funded the acquisition mostly with cash on-hand, and borrowed $53 million on its revolving credit facility to achieve future flexibility given the legal entity and financial structure utilized for the acquisition.  It is estimated that, as of August 31, 2014, Capella had cash and cash equivalents of NT$1,499 million (approximately US$50 million) and no long-term debt.

Vishay expects to acquire the remaining outstanding shares of Capella pursuant to a merger agreement signed on July 11, 2014.  In this merger, all remaining holders of Capella common stock other than Vishay and its subsidiaries will receive the same consideration for their shares as the holders who tendered their shares in the offer, or approximately US$22 million in the aggregate.  The merger is expected to be completed by the end of January 2015.  The closing of the merger is subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances.

A copy of the press release announcing the completion of the tender offer is attached as Exhibit 99.1 to this report.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated September 9, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2014

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer